Exhibit 10.8

Mobivity Holdings Corp.

2022 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Mobivity Holdings Corp. (the “Company”), pursuant to its 2022 Equity Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________]

Number of Restricted Stock Units: [_______]	Grant Date: [_______]

Vesting Schedule:

Scheduled Vesting Dates	Number of Restricted Stock Units that Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units.

PARTICIPANT:		Mobivity Holdings Corp.

By:
Title:

Mobivity Holdings Corp.

2022 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Terms and Conditions

1. Grant of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be recorded for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2. Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a domestic relations order. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3. No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

4. Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 4.

(a) Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b) Accelerated or Continued Vesting. The vesting of outstanding Units will be accelerated or continued under the circumstances provided below:

(1) Change in Control. [In the event of a Change in Control which occurs within six (6) months following the Grant Date of this Award, 50% of unvested Units shall vest upon the occurrence of a Change in Control that occurs while you continue to be a Service Provider. All unvested Units shall in full vest upon the occurrence of a Change in Control that occurs following six months from your Grant Date while you continue to be a Service Provider.] [All unvested Units shall vest in full upon the occurrence of a Change in Control that occurs while you continue to be a Service Provider.]

(2) Death or Disability. If your Service terminates prior to the final Scheduled Vesting Date due to your death or Disability, then the Units scheduled to vest as of the next Scheduled Vesting Date shall vest as of such termination date.

RSU Agreement Employees (2022 Equity Incentive Plan)	Page 2

5. Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b) above, if you cease to be a Service Provider, you will forfeit all unvested Units.

6. Settlement of Units. After any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements as provided in Section 17(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein. Notwithstanding the foregoing, if the ownership or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you (or your permitted transferee) shall receive in lieu of Shares cash in an amount equal to the Fair Market Value (as of the date vesting of the Units occurs) of the Shares otherwise issuable in settlement of the vested Units, net of any amount required to satisfy withholding tax obligations as provided in Section 8 of this Agreement.

7. Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on each dividend payment date a dividend equivalent dollar amount equal to the number of Units credited to your account pursuant to this Agreement as of the dividend record date times the dollar amount of the cash dividend per Share shall be deemed reinvested in additional Units as of the dividend payment date and such additional Units shall be credited to your account. The number of additional Units so credited shall be determined based on the Fair Market Value of a Share on the dividend payment date. Any additional Units so credited will be subject to the same terms and conditions, including the timing of vesting and settlement, applicable to the underlying Units to which the dividend equivalents relate.

8. Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to the Vesting Date.

9. Nature of the Award. You understand that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Company’s common stock, among other factors. You further confirm your understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if vesting conditions are not satisfied.

RSU Agreement Employees (2022 Equity Incentive Plan)	Page 3

You also understand that (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) the grant of an Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards even if Awards have been granted repeatedly in the past; (iii) all decisions with respect to any future award will be at the sole discretion of the Company; (iv) your participation in the Plan is voluntary; (v) the value of this Award is an extraordinary item of compensation which is outside the scope of your employment contract with your actual employer, if any; (vi) this Award and past or future Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (vii) no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and you irrevocably release the Company and its Affiliates from any such claim that may arise.

10. Administration. You understand that the Company and its Affiliates hold certain personal information about you, including, but not limited to, information such as your name, home address, telephone number, date of birth, salary, nationality, job title, social security number, social insurance number or other such tax identity number and details of all Awards or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Personal Data”).

You understand that in order for the Company to process your Award and maintain a record of Shares under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Company and among its Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting pur-poses as required by law. You further understand that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of the Plan. You understand that such recipients may be located within the jurisdiction of your residence, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions. You understand that the employees of the Company, its Affiliates and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting this Award, you consent, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of your Personal Data by or to such entities for such purposes and you accept that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Agreement is executed. You confirm that if you have provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, you have the consent of such third party to provide their Personal Data to the Company for the same purposes.

You understand that you may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. As well, you may always elect to for-go participation in the Plan or any other award program.

11. Additional Provisions.

(a) No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

RSU Agreement Employees (2022 Equity Incentive Plan)	Page 4

(b) Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(c) Governing Law. To the extent that federal laws do not otherwise control, this Agreement and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Nevada. You further consent to personal jurisdiction and venue in both such courts and to service of process by United States Mail or express courier service in any such action.

(d) Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e) Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f) Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

(g) Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.